Exhibit 99.1

Flexsteel Industries, Inc. Reports Fiscal Second Quarter 2023 Results

Dubuque, Iowa – February 6, 2023 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported second quarter fiscal year 2023 financial results.

Key Results from the Second Quarter Ended December  31, 2022

•	Net sales for the quarter decreased 34.3% to $93.1 million compared to $141.7 million in the prior-year quarter.
•	Gross margin increased to 17.0% for the quarter compared to 6.7% in the prior-year quarter.
•	GAAP operating income of $3.8 million for the quarter compared to a loss of ($8.6) million in the prior-year quarter.
•	Non-GAAP[1] operating income of $1.0 million for the quarter compared to a loss of ($8.0) million in the prior-year quarter.
•	GAAP net income per diluted share of $0.53 for the current quarter compared to a net loss of ($1.13) in the prior-year quarter.
•	Non-GAAP[1] net income per diluted share of $0.08 for the quarter compared to a net loss of ($1.05) in the prior-year quarter.
•	Cash flow from operations of $24.6 million for the six months ended.
•	Debt repayments of $18.6 million for the six months ended.

1GAAP to non-GAAP reconciliations follow the financial statements in this press release.

Management Commentary

“Despite a challenging macro-economic environment, I am pleased with our second quarter results,” said Jerry Dittmer, President, and CEO of Flexsteel Industries.  “We delivered net sales for the quarter of $93.1 million, which was within our sales guidance of $87 to $97 million, as our growth initiatives helped partially offset the hurdles posed by high retail inventories and waning consumer demand.  Our adjusted operating income of $1.0 million, or 1.0% of revenue, was at the high end of our guidance range of negative 1.5% to positive 1.5%, as we effectively managed costs and successfully navigated an intensely competitive pricing environment. As important, we continued to generate strong cash flow and strengthen our balance sheet.  In the first half of fiscal 2023, we generated $22.5 million of free cash flow (cash provided by operating activities less capital expenditures) and reduced bank debt by almost half, or $18.6 million. We are focused on remaining financially agile given ongoing economic uncertainty while growing quarterly sales and expanding operating margins sequentially in the second half of the fiscal year.”

Mr. Dittmer concludes, “While many furniture manufacturers are scaling back investments and resources in response to uncertain business conditions across the industry, we are making judicious investments to support our long-term strategic growth plans. We recently realigned our organizational structure to reallocate more dedicated resources to new growth pursuits. In our core business, we’re expanding our sales force and adding sales leadership to continue gaining market share. We are also investing additional resources in product management, development, and engineering to increase our capacity for new product launches and improve our speed-to-market. In the first half of the fiscal year, Flexsteel launched a new brand, CharismaTM, and introduced two new innovative product groups which begin selling in the third quarter: flex™, our small parcel, contemporary modular furniture solution, and Zecliner™, our sleep recliner solution. In addition, we have enhanced our production capabilities to offer some of the most competitive manufacturing lead-times in the industry and maintained dependable inventory levels. We will continue to make smart, pragmatic investments to drive product innovation, operational efficiencies, and improve our customer experience, furthering our competitive position and driving us towards our long-term vision for the Company.”

Operating Results for the Second Quarter Ended December  31, 2022

Net sales were $93.1 million for the second quarter compared to net sales of $141.7 million in the prior-year quarter, a decrease of approximately $48.5 million, or (34.3%), as home furnishings sales have reverted to be in line with pre-pandemic volumes. The decrease was driven by lower sales volume in home furnishings products sold through retail stores of $42.1 million, or (34.1%), versus the prior-year quarter. Sales of products sold through e-commerce channels decreased by $6.4 million, or (35.6%) compared to the second quarter of the prior year. Sales in the prior-year quarter were especially strong due to a surge in COVID-induced spending on home furniture.

The Company reported net income of $2.9 million, or $0.53 per diluted share, for the quarter ended December 31, 2022, compared to a net loss of ($7.5) million, or ($1.13) per diluted share, in the prior-year quarter. The reported net income for the quarter ended December 31, 2022, included a $2.8 million pre-tax benefit related to the settlement of the Indiana EPA litigation from fiscal year 2016. Excluding this item (see attached non-GAAP disclosure), the Company reported an adjusted net income of $0.4 million, or $0.08 per diluted share, as compared to an adjusted net loss of ($7.0) million, or ($1.05) per diluted share, in the second quarter of fiscal year 2022.

Gross margin as a percent of net sales for the quarter ended December 31, 2022, was 17.0%, compared to 6.7% for the prior-year quarter, an improvement of 1030 basis points (“bps”). The 1030-bps increase was primarily driven by control of expenses mainly related to ancillary charges, and the impact of strategic cost savings initiatives, partially offset by the impact of volume deleverage of fixed manufacturing costs and increased cost of delivery due to higher diesel fuel costs.

Selling, general and administrative (SG&A) expenses decreased to $14.9 million in the second quarter of fiscal 2023 compared to $17.5 million in the prior-year quarter, a decrease of 15.3%.

The decrease is mainly due to reduced compensation expenses and controlled spending across all other categories.

The Company reported a tax expense of $0.6 million, or an effective rate of 17.2%, during the second quarter compared to a $1.2 million tax benefit, or an effective rate of 13.8%, in the prior-year quarter. The effective tax rate is primarily impacted by non-deductible stock compensation, state taxes, the impacts associated with uncertain tax positions,  and impacts arising from the reversal of the valuation allowance associated with movements in certain deferred tax assets.

Liquidity

The Company ended the quarter with a cash balance of $1.8 million and working capital (current assets less current liabilities) of $107.1 million, and availability of approximately $44.1 million under its secured line of credit.

Capital expenditures for the six months ended December  31,  2022, were $2.2 million.

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Tuesday,  February 7, 2023, at 8:00 a.m. Central Time to discuss the results and answer questions.

•	Live conference call: 866-777-2509 (domestic) or 412-317-5413 (international)
•	Conference call replay available through February 14, 2023: 877-344-7529 (domestic) or

412-317-0088 (international)

•	Replay access code: 1489243
•	Live and archived webcast: ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10173641/f5410e4582 and enter their contact information. Registered participants will receive their dial-in number upon registration.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, the impact of the COVID-19 pandemic and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31,	June 30,
	2022	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,774	$2,184
Trade receivables, net	32,665	41,106
Inventories	110,825	141,212
Other	6,908	4,950
Assets held for sale	616	616
Total current assets	152,788	190,068

NONCURRENT ASSETS:
Property, plant and equipment, net	38,065	38,543
Operating lease right-of-use assets	69,201	38,189
Other assets	1,941	1,941

TOTAL ASSETS	$261,995	$268,741

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$17,638	$32,147
Accrued liabilities	28,064	32,480
Total current liabilities	45,702	64,627

LONG-TERM LIABILITIES
Lines of credit	19,173	37,739
Other liabilities	65,033	34,815
Total liabilities	129,908	137,181

SHAREHOLDERS' EQUITY	132,087	131,560

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$261,995	$268,741

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net sales	$93,137	$141,668	$188,821	$279,356
Cost of goods sold	77,299	132,141	157,634	246,419
Gross margin	15,838	9,527	31,187	32,937
Selling, general and administrative expenses	14,864	17,541	29,438	36,326
Environmental remediation	(2,788)	—	(2,788)	—
Restructuring expense	—	622	—	774
Other expense	—	—	347	—
Gain on disposal of assets due to restructuring	—	—	—	(1,400)
Operating income (loss)	3,762	(8,636)	4,190	(2,763)
Interest expense	316	223	637	426
Other (income) expense	(1)	(104)	1	(102)
Income (loss) before income taxes	3,447	(8,755)	3,552	(3,087)
Income tax provision (benefit)	594	(1,210)	410	105
Net income (loss) and comprehensive income (loss)	$2,853	$(7,545)	$3,142	$(3,192)
Weighted average number of common shares outstanding:
Basic	5,259	6,682	5,285	6,758
Diluted	5,339	6,682	5,436	6,758
Earnings (loss) per share of common stock:
Basic	$0.54	$(1.13)	$0.59	$(0.47)
Diluted	$0.53	$(1.13)	$0.58	$(0.47)

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended
	December 31,
	2022	2021
OPERATING ACTIVITIES:
Net income (loss)	$3,142	$(3,192)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	2,277	2,662
Stock-based compensation expense	1,670	2,182
Change in provision for losses on accounts receivable	(100)	190
(Gain) on disposal of assets	—	(1,887)
Changes in operating assets and liabilities	17,653	(40,953)
Net cash provided by (used in) operating activities	24,642	(40,998)
INVESTING ACTIVITIES:
Proceeds from the sale of capital assets	—	1,937
Capital expenditures	(2,176)	(1,535)
Net cash (used in) provided by investing activities	(2,176)	402
FINANCING ACTIVITIES:
Dividends paid	(1,678)	(3,060)
Treasury stock purchases	(2,226)	(9,658)
Proceeds from lines of credit	166,933	81,247
Payments on lines of credit	(185,498)	(25,013)
Proceeds from issuance of common stock	—	118
Shares withheld for tax payments on vested restricted shares	(407)	(293)
Net cash (used in) provided by financing activities	(22,876)	43,341
(Decrease) increase in cash and cash equivalents	(410)	2,745
Cash and cash equivalents at beginning of the period	2,184	1,342
Cash and cash equivalents at end of the period	$1,774	$4,087

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted operating income, adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under the U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to operating income, net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted operating income, adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provides investors useful information to analyze and compare performance across periods, excluding the items which are considered by management to be special or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP operating income (loss) to non-GAAP adjusted operating income (loss):

The following table sets forth the reconciliation of the Company’s reported GAAP operating income (loss) to the calculation of non-GAAP adjusted operating income (loss) for the three and six months ended December 31, 2022, and 2021:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands)	2022	2021	2022	2021
Reported GAAP operating income (loss)	$3,762	$(8,636)	$4,190	$(2,763)
Other expense	—	—	347	—
Environmental remediation	(2,788)	—	(2,788)	—
Restructuring expense	—	622	—	774
Gain on disposal of assets due to restructuring	—	—	—	(1,400)
Non-GAAP operating income (loss)	$974	$(8,014)	$1,749	$(3,389)

Reconciliation of GAAP net  income (loss) to non-GAAP adjusted net income (loss):

The following table sets forth the reconciliation of the Company’s reported GAAP net income (loss) to the calculation of non-GAAP adjusted net income (loss) for the three and six months ended December  31, 2022, and 2021:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands)	2022	2021	2022	2021
Reported GAAP net income (loss)	$2,853	$(7,545)	$3,142	$(3,192)
Other expense	—	—	347	—
Environmental remediation	(2,788)	—	(2,788)	—
Restructuring expense	—	622	—	774
Gain on disposal of assets due to restructuring	—	—	—	(1,400)
Tax impact of the above adjustments(1)	375	(86)	281	(21)
Non-GAAP net income (loss)	$440	$(7,009)	$982	$(3,839)

(1) Effective tax rates  of 13.5% and 13.8% were used to calculate the three months ended December 31, 2022, and December  31, 2021, respectively. Effective tax rates of 11.5% and (3.4%) were used to calculate the six months ended December 31, 2022, and December 31, 2021, respectively.

Reconciliation of GAAP earnings (loss) per share of common stock to non-GAAP adjusted earnings (loss) per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP earnings (loss) per share to the calculation of non-GAAP adjusted earnings (loss) per share for the three and six months ended December 31, 2022, and 2021:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Reported GAAP diluted earnings (loss) per share	$0.53	$(1.13)	$0.58	$(0.47)
Other expense			0.06	—
Environmental remediation	(0.52)	—	(0.51)	—
Restructuring expense	—	0.09	—	0.12
Gain on disposal of assets due to restructuring	—	—	—	(0.21)
Tax impact of the above adjustments(1)	0.07	(0.01)	0.05	(0.00)
Non-GAAP diluted earnings (loss) per share	$0.08	$(1.05)	$0.18	$(0.57)

(1) Effective tax rates  of 13.5% and 13.8% were used to calculate the three months ended December 31, 2022, and December 31, 2021, respectively. Effective tax rates of 11.5% and (3.4%) were used to calculate the six months ended December 31, 2022, and December 31, 2021, respectively.

INVESTOR CONTACT:

Alejandro Huerta, Flexsteel Industries	563-585-8126
investors@flexsteel.com